ALLIANCEBERNSTEIN INVESTMENTS, INC.
                           1345 Avenue of the Americas
                              New York, N.Y. 10703
                                 (212) 969-2156


                                             October 31, 2006



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549


            Re: AllianceBernstein Global Research Growth Fund, Inc. File Nos. 333-85164 and 811-21064


Dear Sir or Madam:

     We have acted as counsel to AllianceBernstein Global Research Growth Fund, Inc. (the "Fund") in connection with the preparation of Post-Effective Amendment No. 7 to the Fund's Registration Statement on Form N-1A.

     In my view, the above-described Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended.

                                             Sincerely,

                                             /s/  Andrew L. Gangolf
                                             ---------------------------------
                                                  Andrew L. Gangolf
                                                  Senior Vice President and
                                                  Assistant General Counsel



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